Exhibit 99.22

  Hydromer, Inc. Announces an Evaluation Phase on its Non-Drug Stent
          Coating, with Unique Anti-Cell Mitosis Properties

    BRANCHBURG, N.J.--(BUSINESS WIRE)--Oct. 23, 2006--Hydromer, Inc. (HYDI.OB - OTCBB; HDO - BSX), a New Jersey biotech company, is addressing the issue of late thrombosis and potential restenosis in stents by announcing an evaluation phase of a new polymeric entity
(F200) which exhibits significant retardation of smooth aortic muscle cell mitosis without the use of active drug components.

    "There is an immediate need for a polymer like our F200 development, based on late stage thrombosis associated with drug eluting stents. Our F200 polymer, which has been under development for over 2 years, is easily applied, non-cytotoxic and exhibits anti-thrombogenic properties," remarked Manfred F. Dyck, President and CEO of Hydromer, adding "Our new technology will influence the rethinking of cardiovascular stents and stent coatings."

    Hydromer will be seeking a few stent manufacturers to enter into confidentiality agreements with non-analysis restrictions, submit their stent samples for trial coating and provide feedback to Hydromer. Hydromer expects this technical and cell biological evaluation phase to help explore the capabilities of this potentially new ground breaking technology. The Company is in the process of filing a patent application on this technology to protect its interests on a worldwide basis. This release is not to be construed as an offer to sell any products or license any art based on this new technology.

    This release contains forward-looking statements, including statements regarding Hydromer's developments in biopolymer molecular entities. These statements are subject to various risks and uncertainties that could cause actual evaluations of this polymer to differ from those anticipated. Clients, potential clients and investors are cautioned not to place undue reliance on any forward-looking statements in this release, and are strongly encouraged to review Hydromer's Annual Report on Form 10-KSB for the year ended June 30, 2006, which is on file with the Securities and Exchange Commission.

    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.

    CONTACT: Hydromer, Inc.
             Manfred F. Dyck, (908) 722-5000